Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment No. 4 to the Registration Statement (Form N-2 No. 333-234139) and to the incorporation by reference therein of our report dated November 27, 2020 on AIP Alternative Lending Fund A, included in the Annual Report to shareholders for the fiscal year ended September 30, 2020.

/s/ ERNST & YOUNG LLP

New York, New York

June 30, 2021